AMENDED AND RESTATED EMPLOYMENT AGREEMENT

            This Amended and Restated Employment Agreement (this “Agreement”) is made effective as of January 1, 2018 (the “Effective Date”), between Industrial Services of America, Inc., a Florida corporation (the “Company”), and Todd L. Phillips (“Executive”), and amends and supersedes the Prior Employment Agreement (as defined below) in its entirety.

RECITALS

A.	The Company is principally engaged in the business of recycling ferrous and non-ferrous scrap and providing waste management services (the “Business”).

B.

The Company has employed Executive as the Company’s President and Chief Financial Officer in accordance with the terms of an Executive Employment Agreement dated as of December 31, 2014 between the Company and Executive, as amended by the First Amendment to Executive Employment Agreement dated as of February 1, 2017 (the “Prior Employment Agreement”).

C.	The Company desires to promote Executive to the office of Chief Executive Officer and to terminate the Prior Employment Agreement, and Executive is willing to accept such employment with the Company upon the terms and conditions contained in this Agreement

AGREEMENT

THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

1.        Employment.   The Company agrees to employ Executive, and Executive accepts such employment with the Company, each upon the terms and conditions set forth in this Agreement.

2.      Term of Employment.  Subject to termination in accordance with the provisions of Section 6 below, Executive's employment pursuant to this Agreement commences on the Effective Date and continues through December 31, 2018 (“Term”).  After expiration of the Term, the Term will be automatically extended for additional 12-month periods thereafter if neither party gives written notice to the other within 30 days before expiration of the original 12-month period or any renewal period thereafter of that party’s desire to terminate this Agreement.

 3.        Title and Duties.

3.1       The Company will employ Executive as its Chief Executive Officer, President, and Chief Financial Officer. As the Chief Executive Officer, President, and Chief Financial Officer of the Company, Executive shall (a) manage the day-to-day affairs and operations of the Company, (b) have all of the duties and powers customarily associated with the offices of the Chief Executive Officer, President, and Chief Financial Officer, and (c) perform such responsibilities as the Board of Directors of the Company (the “Board”) may assign to him from time to time, which will be consistent with his positions.

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3.2       Except as may otherwise be approved in advance by the Board, and except during vacation periods and reasonable periods of absence due to sickness, personal injury, or other disability, Executive will devote his full working time throughout the Term to the services required of him under this Agreement, and Executive will render his services exclusively to the Company, and, if requested, Affiliates (as defined herein); provided, however, with the prior written consent of the Board, which will not be unreasonably withheld, Executive may serve on the board of directors of certain organizations as long as such activities do not prevent Executive from fully performing his duties herein.  Executive agrees to perform his duties under this Agreement to the best of his ability and at a level of competency consistent with the positions occupied, to act on all matters in a manner he reasonably believes to be in and not opposed to the best interests of the Company, and to use his best efforts, skill, and ability to promote the profitable growth of the Company.  Executive may, with the prior written consent of the Board, which will not be unreasonably withheld, engage in any other business activities, whether or not such business activity is pursued for profit or for other purposes, as long as such activities do not prevent Executive from fully performing his duties herein. Executive may invest his assets in any manner he deems appropriate; provided, however, that such investment activities do not interfere with the performance of his duties.

4.        Compensation.  As compensation for services rendered under this Agreement, the Company will pay the following compensation from time to time, subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company's employee benefit plans:

(a)        Base Salary.  As compensation for Executive’s performance of his services during the Term, the Company will pay Executive a salary at the annual rate of $300,000 (“Base Salary”). If there is a significant change in Executive’s duties from those outlined in Section 3.1 of this Agreement, the Board may, in its discretion, increase or decrease the Base Salary taking into account Executive’s new duties, the Company’s compensation philosophy, the performance of the Executive and the Company, and such other factors as the Board determines in its sole discretion. The Base Salary will be paid in accordance with the Company's standard payroll practices.

(b)        Short-Term Incentives.

(i)     During the Term, Executive will be eligible to receive an annual performance-based bonus (the “Bonus”) that provides Executive an opportunity to earn a target bonus equal to 50% of Executive’s then-current Base Salary (the dollar amount being referred to herein as the “Target Bonus”). After the end of each calendar year during the Term, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company, in its sole discretion, will determine whether the Bonus is payable to Executive based on Section 4(b)(ii) below. Solely for purposes of determining if the Company has achieved the Adjusted EBITDA targets, the calculation of Adjusted EBITDA for each calendar year will be determined in good faith by the Compensation Committee, whose determination shall be conclusive and final, based upon the issuance of the Company’s audited financial statements for that calendar year.

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(ii)     Beginning with the calendar year ending December 31, 2018, Executive will be eligible to receive a Bonus amount based on the achievement of Adjusted EBITDA targets. As indicated in the following table, with respect to each calendar year during the Term, if the Company’s Adjusted EBITDA for such calendar year: (A) equals the Target EBITDA, then Executive’s Bonus for such calendar year shall be equal to 100% of the Target Bonus; (B) is equal to Minimum EBITDA, then Executive’s Bonus for such calendar year shall be equal to 50% of the Target Bonus; (C) is equal to or greater than Maximum EBITDA, then Executive’s Bonus for such calendar year shall be equal to 150% of the Target Bonus; (D) is less than Minimum EBITDA, then Executive’s Bonus for such calendar year shall be $0 and no Bonus shall be paid to Executive; or (E) is greater than Target EBITDA but less than the Maximum EBITDA, or is less than Target EBITDA but greater than Minimum EBITDA, then Executive’s Bonus for such calendar year shall be determined by interpolating on a straight line basis between the Bonus amounts set forth in the following table and the corresponding level of Adjusted EBITDA.

Adjusted EBITDA for calendar year:	Bonus Amount
Equal to or greater than Maximum EBITDA	150% of Target Bonus
Equal to Target EBITDA	100% of Target Bonus
Equal to Minimum EBITDA	50% of Target Bonus
Less than Minimum EBITDA	$0

(iii)     At the beginning of each calendar year during the Term, the Board (or a committee of the Board), in its sole discretion, will establish a target goal for the Company’s Adjusted EBITDA (the “Target EBITDA”).

(iv)     “Adjusted EBITDA” means, for any calendar year, the sum of the Consolidated Net Income (or loss) of the Company and its subsidiaries for such calendar year plus all amounts deducted in the computation thereof on account of (A) interest expense (net of any interest income), (B) income taxes, (C) depreciation and amortization, and (D) equity based incentive option expenses.

(v)     “Consolidated Net Income” means, for any calendar year, the net income (or loss) of the Company and its subsidiaries for such year on a consolidated basis determined in accordance with generally accepted accounting principles applied in a manner consistent with the Company’s audited financial statements for such calendar year (but in any case eliminating, in the Compensation Committee’s sole discretion from time to time, all intercompany items and excluding any extraordinary gains and/or losses including any gains and/or losses from the sale or other disposition of assets other than in the ordinary course of business).

(vi)      “Minimum EBITDA” means an amount that is equal to 80% of Target EBITDA.

(vii)     “Maximum EBITDA” means an amount that is equal to 120% of Target EBITDA.

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(viii)      Executive must be employed on the day payments are made in order to be eligible of a Bonus for that calendar year. Executive’s Bonus, if any, will be paid in a lump sum in the year following the year to which the Bonus relates. In the sole discretion of the Compensation Committee, the Company will pay the Bonus, if any, to Executive in cash or in stock (in either case, net of any required withholdings or deductions). If the Bonus is paid in stock, the stock will be issued under the LTIP (as defined in this Agreement) and a minimum of six months must elapse between the date Executive acquires the stock from the Company and any resale of the stock.

(c)        Long-Term Incentives.

(i)      Promptly following the execution of this Agreement, and in no event later than 30 days following the execution of this Agreement, the Company shall grant Executive (A) that number of restricted stock units (“RSUs”) equal in Value (as defined below) on the date of the grant to 33.33% of Executive’s Base Salary, and (B) that number of non-qualified options (“Options”) equal in Value (as defined below) on the date of the grant to 16.67% of Executive’s Base Salary. The RSUs will be subject to three-year cliff vesting, with the entire award vesting 36 months from the grant date. The Options will vest over a three-year period, with 1/3 vesting on each annual anniversary of the grant date.

(ii)     In 2019 and each subsequent calendar year during the Term, the Company shall grant Executive (A) that number of RSUs equal in Value (as defined below) on the date of the grant to 33.33% of Executive’s Base Salary, and (B) that number of Options equal in Value (as defined below) on the date of the grant to 16.67% of Executive’s Base Salary. The RSUs will be subject to three-year cliff vesting, with the entire award vesting 36 months from the grant date. The Options will vest over a three-year period, with 1/3 vesting on each annual anniversary of the grant date. The grants will generally occur no later than April 15 of each year and are subject to Executive’s continued employment on the date of the grant.

(iii)     For purposes of this Agreement, the “Value” will be determined using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company and its subsidiaries in the preparation of the audited financial statements as of and for the most recently completed fiscal year.

(iv)     Any RSUs and Options awarded to Executive under this Agreement shall be issued pursuant to, and shall be subject to the terms and conditions of: (A) the Company’s 2009 Amended and Restated Long Term Incentive Plan, as it may be further amended from time to time, or any new long-term incentive plan adopted by the Company after the date of this Agreement and approved by the Company’s shareholders in accordance with any national securities exchange requirements (in either case, referred to herein as the “LTIP”), and (B) the RSU Award Agreement substantially in the form attached hereto as Annex A (for any RSUs granted to Executive hereunder), subject to adjustment by the Compensation Committee in its sole discretion based on changes in laws and regulations or their interpretations, or the Stock Option Award Agreement substantially in the form attached hereto as Annex B (for any Options granted to Executive hereunder), subject to adjustment by the Compensation Committee in its sole discretion based on changes in laws and regulations or their interpretations.

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5.        Benefits And Reimbursements.  During the Term, Executive will be eligible for the following benefits and reimbursements:

(a)     Benefits. Executive is eligible to participate in all benefit plans and arrangements generally available to the Company’s employees and in any supplementary benefits provided to the Company’s senior executives, all in accordance with the terms of such plans and programs. Executive acknowledges and agrees that the Company has the right to modify the benefits available to its employees and senior executives from time to time.

(b)     Vacation and Holidays. Executive is entitled to four weeks paid vacation per year. Unused vacation for any year may not be accumulated for use in subsequent years, and Executive is not entitled to any additional compensation for failure to use vacation time. Executive is also entitled to paid sick days and holidays in accordance with the Company’s policies applicable to employees generally.

(c)     Business Expenses. The Company will reimburse Executive for all reasonable, ordinary, and necessary business expenses, including travel, incurred by Executive in performing his duties in accordance with the Company’s expense reimbursement policy as in effect from time to time. Executive must account for all reimbursed expenses by providing the Company with documentation sufficient to substantiate any tax deduction to which the Company may be entitled in connection with such expenses. Executive must promptly submit expenses for reimbursement, and the Company will reimburse Executive for each reimbursable expense no later than ninety (90) days following the submission of such expense.

6.         Termination and Post-Termination Payments.

6.1     Termination by the Company.  The Executive's employment during the Term is immediately terminated upon the occurrence of any of the following:

(a)	death of Executive;

(b)	termination of Executive's employment by the Company because of Executive's inability to perform his duties on account of Permanent Disability;

(c)	termination of Executive's employment by the Company at any time for Cause (as defined below), upon the giving of written notice by the Company of termination as set forth in Section 6.6(b); and

(d)	termination of Executive's employment by the Company at any time without Cause (as defined below), upon the giving of written notice by the Company of termination.

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6.2     Types of Terminations after which Base Salary Ends.  If (A) Executive's employment is terminated pursuant to Sections 6.1(a)-(c) at any time, or (B) Executive resigns other than in accordance with the provisions described as Good Reason in this Agreement, then the Company will pay to Executive his Base Salary only through the date of termination and such payment will be in full satisfaction of all of the Company's obligations under this Agreement.

6.3     Termination.  If (A) Executive's employment is terminated for a reason other than those listed in 6.1(a)–(c) (i.e., not due to death or due to the Company’s termination of Executive on account of Permanent Disability or for Cause), (B) Executive resigns for Good Reason, or (C) the Company gives written notice of non-renewal under Section 2 of this Agreement without an offer of continued employment for Executive with severance benefits similar to those set forth in Section 6, then, subject to Section 6.4, Executive will be entitled to the continued payment of his Base Salary and COBRA Premiums for twelve (12) months following such termination or resignation, each on the Company’s regular payroll schedule. “COBRA Premiums” for any given period means the amount, if any, Executive pays (or is obligated to pay) for continuation of health insurance coverage under the group health plan of the Company pursuant to his rights provided by the Consolidated Omnibus Budget Reconciliation Act.

6.4     Release Requirement. Executive’s right to receive payment under Section 6.3 is expressly conditioned upon his execution and nonrevocation of a Release of the Company and its Affiliates (the “Protected Parties”) in a form satisfactory to the Company. The Release must be executed and delivered by Executive to the Company on the date set by the Company, which may be no later than 60 days following Executive’s date of termination, and the Release will be delivered to Executive at least 21 days before the deadline set for its return. Payments of salary continuation will begin after Executive executes the Release and the Release is no longer subject to revocation. Payments will cease or not be made, as applicable, if Executive violates any restrictive covenants in Sections 8 through 11 of this Agreement or that are contained in any other agreement between Executive and the Company. If Executive does not return the signed Release by the date set by the Company, he will forfeit all rights to payment under Section 6.3. Any payments that are delayed due to the release requirement will be paid immediately following receipt of the Release and no later than 90 days after Termination; provided, however, that if such 90-day period spans two calendar years, then such payments will be made in the second calendar year. Installment payments of severance pay will be treated as a series of separate payments.

6.5     Defined Terms.

(a)     Executive may resign and such resignation will be for “Good Reason” under this Agreement if that resignation is based on one or more of the following reasons and submitted within the timeframe required below:

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(i)     the failure of the Company, within 15 days of written notice from the Executive, to make any payment due to Executive under this Agreement;

(ii)     any material failure (other than a failure to make payments) by the Company to comply with any of the provisions of this Agreement;

(iii)    without Executive's consent, assignment of any duties materially inconsistent with his position, duties, responsibilities and status with the Company as defined in this Agreement; a material change in Executive's reporting responsibilities, title or office; or any removal of Executive from or any failure to re-elect Executive to any of such positions, other than in connection with Executive's own  resignation or termination of employment for Cause, or as a result of death or Permanent Disability; or

(iv)     a reduction in Executive's Base Salary (as set forth in this Agreement, or as it may have been increased thereafter) without his consent, except that if such a reduction in Executive’s Base Salary was due to a significant change in Executive’s duties as contemplated by Section 4(a) of this Agreement, then the reduction in Executive’s Base Salary must be in excess of 15% for a resignation to be for Good Reason.

In all cases, a resignation will not be for “Good Reason” unless Executive has given specific written notice to the Board of the event or condition within 60 days after the facts related to such change or failure are known to Executive, and then, if not cured within 30 days of notice, and only if Executive actually terminates within 30 days after that cure period expires. Executive and the Company agree that if a President or Chief Financial Officer is hired, that will not constitute a Good Reason under Section 6.5(a)(ii) or 6.5(a)(iii) above and will not otherwise be a breach of this Agreement.

(b)     “Cause” means the Company’s good-faith belief that Executive has:

(i)     willfully failed to perform his duties under this Agreement after demand for performance has been made by the Company;

(ii)     breached any restrictive covenant set forth in Section 7 hereof or in any other agreement between Executive and the Company or its Affiliates;

(iii)     misappropriated any of the Company’s funds or property;

(iv)     breached a fiduciary duty to the Company for personal profit to the Executive which includes, but is not limited to, providing services to any business entity or investment of any nature other than to that of the Company during normal business hours, or outside business hours if the opportunity has not first been presented to the Company for consideration;

(v)      failed to adhere to or engaged in any conduct that is prohibited by Company policy;

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(vi)     engaged in any conduct that, in the good-faith opinion of the Company, reflects poorly on or damages the Company's image, including, but not limited to, dishonesty, neglect of duties, misconduct, theft, fraud, or willfully violating any law, rule, or regulation (other than traffic violations or similar minor offences);

(vii)    been indicted, arraigned, or had a criminal complaint filed against him for any misdemeanor involving dishonesty or moral turpitude or for any felony; or

(viii)     breached any of his representations, warranties, covenants, or other agreements in this Agreement or in any other agreement between Executive and the Company or its Affiliates.

For purposes of this definition, an act or failure to act is willful if such act or omission is not in good faith and not with a reasonable belief that such act or omission is in the best interest of the Company.

In all cases, a termination will not be for “Cause” unless the Company has provided written notice to Executive that the termination is for Cause, which notice specifies the action or inaction on which the Company based its determination; provided, further, that to the extent the issues can be addressed by future action, before any such final termination decision is made, the Board shall offer Executive the opportunity to respond to the Board’s issues in a duly-called Board meeting, at which meeting Executive may offer suggestions and timelines for changes or improvements.

(c)     “Release” means a full and comprehensive release of all claims related to Executive's employment by the Company, including a covenant not to sue and non-disparagement agreement, from Executive in favor of the Company, its executives, officers, directors, Affiliates (as defined below), and all related parties, in such commercially reasonable form as requested by the Company.

(d)     “Permanent Disability” means the onset of a physical or mental disability which prevents Executive from performing the essential functions of Executive's job for six months or more, with any reasonable accommodation required by state and/or federal disability anti-discrimination laws, including, but not limited to, the Americans with Disabilities Act of 1990.

(e)     The term “Affiliate” or “Affiliates” means any entity which (i) directly or indirectly, controls the Company, (ii) is controlled, directly or indirectly, by the Company, or (iii) is under common control, directly or indirectly, with the Company.

 7.         Duty of Loyalty.  Executive acknowledges that he owes a duty of loyalty and good faith to the Company during his employment with the Company.  Pursuant to that duty of loyalty, Executive agrees:

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(a)     During his employment with the Company, Executive will not directly or indirectly solicit, induce, or encourage any customer, supplier, vendor, or employee to end or reduce their business relationship with the Company;

(b)     Executive will not, directly or indirectly, divert any business opportunity available to the Company to himself or to any other person or entity; and

(c)     Executive will not directly or indirectly engage in, own, or assist any business which directly competes with the Business in which the Company or its Affiliates is engaged while the Executive is employed by the Company.

Nothing in this Section is intended to limit, in any way, any other statutory, contractual, or common law duties of loyalty Executive may owe to Company during his employment.

 8.         Confidential Information.

8.1     Definition of Confidential Information.  As part of Executive's employment with the Company, Executive will have access to Confidential Information of the Company, its Affiliates and, in some cases, its customers and vendors.  As used in this Agreement, “Confidential Information” means any information relating to the Company, its Affiliates, customers and vendors and its business which (i) is not known to competitors, (ii) is not known to the general public, (iii) which is subject to reasonable measures by the Company to maintain its confidentiality, and (iv) which derives economic value to the Company from the fact that the information  is not readily ascertainable by proper means, including but not limited to information that meets that criteria and that comes within the following categories:

●	Names of potential customers, suppliers, services, or employees;
●	Financial results or data;
●	Technologies, potential patent processes or applications;
●	Methods of marketing, service or procurement;
●	Research and development;
●	Pricing information;
●	Manufacturing processes;
●	Information obtained from customers or vendors which the Company undertakes to maintain in confidence;
●	Potential or experimental products;
●	Operational methods;
●	Strategic plans for marketing, sales, research, operations, or any other aspect of Company's business; and
●	Marketing and business development plans and strategies.

8.2     Restriction on Use During Employment.   Executive agrees that he will not use for his benefit or disclose at any time during his employment by the Company, except to the extent required by the performance by him of his duties as an employee of the Company, any Confidential Information obtained or developed by him while in the employ of the Company.

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8.3     Return of Confidential Information.   Executive acknowledges that any Confidential Information he receives during the course of his employment with the Company remains the sole and exclusive property of the Company.  At the conclusion of Executive's employment with the Company, for any reason, Executive will return all documents, electronic records, notes, computer discs, copies, or anything else on which Confidential Information has been stored, recorded, or copied.

8.4     Post-Employment Obligations.   Following the conclusion of Executive's employment with the Company for any reason either before or after the Term, Executive agrees to maintain the confidentiality of all Confidential Information for the Restricted Period (as defined in Section 8.6 below), or until the information ceases to be confidential (other than cessation as a result of disclosure by Executive), whichever occurs first.

8.5     Trade Secrets.   Some of the Company's Confidential Information may be a trade secret as defined by applicable law.  Nothing in this Agreement is intended to change or limit the Company's rights, or Executive's obligations, under the Uniform Trade Secrets Act or any other statute applicable to the Company's trade secrets.

8.6     Definition of Restricted Period.   For purposes of this Section 8 and hereafter in this Agreement, “Restricted Period” means one year.

9.         Ownership of Certain Works Created by Executive.  Executive will promptly disclose and describe to the Company all inventions, improvements, discoveries, technical developments and works of authorship, whether or not patentable or copyrightable, made or conceived by him either alone or with others during the term of his employment under this Agreement.  All such works made, devised, or discovered by Executive, whether by himself or jointly with others, which relate or pertain in any way to the business of the Company or any of its Affiliates (“Work Products”) inure to the benefit of the Company or such Affiliate and become and remain the Company's or such Affiliate's sole and exclusive property.  Work Products may be created within or without the facilities of the Company or its Affiliates and before, during, or after normal business hours. Work Products are specifically intended to be works made for hire by Executive, but in any event, Executive agrees to execute an assignment (and does hereby assign) to the Company, Executive's entire right, title, and interest in and to Work Products, and to execute any other instruments and documents that may be requested by the Company for the purpose of applying for and obtaining patents or registration of copyright with respect thereto in the United States and in all foreign countries.  Executive further agrees, whether or not in the employ of the Company, to cooperate to the extent and in the manner reasonably requested by the Company in the prosecution or defense of any litigation or other proceedings involving any Work Products, but all of Executive's reasonable expenses in connection therewith will be paid by the Company.

10.       Non-Competition. In his position, Executive has broad responsibility for and intimate knowledge of many aspects of the Company's business.  The Company would be at a significant competitive disadvantage if Executive used his knowledge of the Company to compete with the Company.  Therefore, during employment and for the Restricted Period following Executive's separation from the Company for any reason, whether during or after the Term, Executive agrees that he will not:

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(a)     directly or indirectly, individually or as a consultant, employee, manager, advisor, consultant, volunteer, director, officer, owner, or other participant in any entity or venture other than the Company, accept any position or perform any services for a Competitor who operates or maintains offices, facilities, or personnel within 150 miles of any office or facility from which the Company conducts its business operations as of the date of termination (the “Restricted Area”); or

(b)     seek or accept employment with a Customer of the Company for the performance, management, or supervision of services that might otherwise be provided by the Company if such Customer operates or maintains offices, facilities, or personnel within the Restricted Area.

For purposes of this Section 10, a “Competitor” is any person or entity that engages in the Business of the Company. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 10 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability has the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

11.       Solicitation of Customers, Business Partners and Employees.

11.1     Solicitation of Current and Prospective Customers.  The Company maintains its contacts and relationships with customers and prospective customers at great expense.  By virtue of Executive's employment with the Company, Executive will have unique exposure to and personal contact with particular customers and prospective customers.  Executive will have access to unique information about current and prospective customers, including preferences, needs, products, and pricing.  The information to which Executive will have access, and the relationships Executive will help foster or develop, will allow Executive to compete unfairly with the Company after Executive's employment ends. Therefore, during Executive’s employment and for the Restricted Period following Executive's separation from the Company for any reason, whether during or after the Term, Executive will not directly or indirectly solicit the business of, or sell any services to, any Customer or Potential Customer.  “Customer” means any person (individual or company) who was a customer of the Company while the Executive was employed by the Company. A “Potential Customer” is any prospective customer with whom the Executive had contact in the 12 months before his termination under this Agreement, and any employee, agent or other affiliate of such customers.

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11.2     Solicitation of Business Partners.  By virtue of Executive's employment with the Company, Executive will form close relationships with, and/or have access to, particular information regarding, the Company's Business Partners.  As used in this Section, the Company's “Business Partners” are any suppliers, vendors, or contractors engaged in business with the Company during Executive's employment.  For the Restricted Period following the end of Executive's employment with the Company for any reason, whether during or after the Term, Executive will not, directly or indirectly, solicit, induce, or encourage any Business Partner of the Company to end or reduce its business relationship with the Company.  Nothing in this Section is intended to prevent Executive from having a business relationship with any Business Partner, provided he does not induce, solicit, or encourage that Business Partner to reduce or end its relationship with the Company.

11.3     Non-Solicitation of Employees.  By virtue of his employment with the Company, Executive will be known to all employees of the Company and to many employees of its Affiliates.  The parties anticipate that Executive will know most, if not all, employees of the Company and Affiliates, and will have knowledge of each employee's strengths, abilities, and compensation.  To protect the Company from unfair attempts to solicit its employees, Executive agrees that, during employment and for the Restricted Period following the termination of his employment with the Company for any reason, whether during or after the Term, Executive will not directly or indirectly (i) induce, encourage or solicit any person who was a Company or Affiliate employee at the time of Executive's termination of employment  and who remains one during the Restricted Period, to leave the Company's employment or become affiliated with Executive or any business affiliated with Executive, or (ii) act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, owner or part owner, or in any other capacity for any person or entity that hires, whether via solicitation, or other inducement, any person who was an employee of the Company or its Affiliates when Executive left the Company's employ. For purposes of this Section, giving a Company or Affiliate employee a reference, recommendation, or suggestion of new employment will be considered an act to induce or encourage such employee to leave employment.

12.       Covenants not Overly Restrictive.   In connection with the foregoing provisions of Sections 7 through 11, Executive represents that his experience, capabilities, and circumstances are such that such provisions will not prevent him from earning a livelihood. Executive further agrees that the limitations set forth in Sections 7 through 11 (including, without limitation, any time and geographic limitations) are reasonable and properly required for the adequate protection of the businesses of the Company and its Affiliates. Nothing in Sections 7 through 11 prohibit Executive from acquiring or holding not more than five percent (5%) of any class of publicly traded securities of any business.

13.       Survival and Remedies.        It is understood and agreed that the covenants made by Executive in Sections 7 through 11 survive the expiration or termination of this Agreement. Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Sections 7 through 11 would be inadequate and, therefore, agrees that the Company and any of its Affiliates will be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained in this agreement will be construed as prohibiting the Company or any of its Affiliates from pursuing any other rights and remedies available for any such breach or threatened breach. If Executive, in the future, seeks or is offered employment by any other company, firm, or person, he will provide a copy of Sections 7 through 11 to the prospective employer before accepting employment with that prospective employer.

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14.       Assignment.  Executive may not assign or modify any of his rights or obligations in this Agreement without the express written consent of the Company. The Company may not assign or modify any of its rights or obligations under this Agreement without the express written consent of the Executive. Nothing in this Section precludes Executive from designating a beneficiary to receive any benefit payable under this Agreement upon his death or incapacity. Except as required by law, no right to receive payments under this Agreement or the LTIP is subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action is null, void and of no effect.

15.       Binding Effect.  Without limiting or diminishing the effect of Section 14 above, this Agreement inures to the benefit of and is binding upon the parties and their respective heirs, successors, legal representatives, and assigns.

16.       Notices.  Any notice or consent required or permitted under this Agreement is deemed to have been given when hand-delivered or mailed by registered mail, postage prepaid and return-receipt requested, to the intended recipient at the following address (or at such other address as either party may notify the other):

(a)        If to the Company:

Industrial Services of America, Inc.

7100 Grade Lane

Louisville, Kentucky 40213

Attention: Chairman of the Board

(b)        If to Executive:

Todd Phillips

7014 Cherry Grove Lane

Pewee Valley, KY 40056

17.        Law Governing.  This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without regard to its conflicts of law provisions or of any other jurisdiction to the contrary and without regard to where Executive may reside, where the Company is located, or its business primarily conducted.

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18.       Severability.   Executive agrees that if any court of competent jurisdiction holds that any provision of Sections 7 through 11 of this Agreement is void or constitutes an unreasonable restriction against Executive, the provisions of such Section is not rendered void but applies with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part is deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement will in every other respect continue in full force and effect and no covenant or provision will be deemed dependent upon any other covenant or provision.

19.       Waiver.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement is not deemed a waiver of such term, covenant or condition, nor is any waiver or relinquishment of any right or power under this Agreement at any one or more times deemed a waiver or relinquishment of such right or power at any other time or times.

20.       Entire Agreement; Modifications.  This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, oral and written, between the parties with respect to the subject matter of this Agreement. This Agreement may be modified or amended only by an instrument in writing signed by both parties.

21.       Counterparts.  This Agreement may be executed in any number of counterparts, each of which is deemed an original, but all of which together constitute one and the same instrument.

22.       Condition Precedent; Existing Contract Obligations Do  Not Conflict. Executive represents and warrants that he is either not subject to, or has provided to the Company before the Effective Date of this Agreement a copy of, any confidentiality agreements, restrictive covenants, or non-solicitation promises he has made or to which he is bound by virtue of his current or past employments, and agrees to hold the Company harmless and indemnify them from any claim or other liability they may incur for breach of this representation. A condition precedent to the effectiveness of this Agreement is that the Company has concluded that any such restrictions are not likely to impose an undue restriction on Executive's performance of his duties under this Agreement.

23.       Agreement has Been Mutually Negotiated.  The parties acknowledge that this Agreement has been mutually negotiated and, therefore, any common law presumption that ambiguities in contracts are to be construed against their drafters is inapplicable.

24.       Intent to Comply. The Company and Executive agree and confirm that this Agreement is intended by both parties to provide for compensation that is exempt from or compliant with Code Section 409A. This Agreement is to be interpreted, construed, and administered in accordance with this agreed intent, provided that the Company does not promise or warrant any tax treatment of compensation hereunder. Executive acknowledges and agrees that he is solely responsible for obtaining advice regarding all questions to federal, state, or local income, estate, payroll, or other tax consequences arising under this Agreement. This Agreement may not be amended or terminated in a manner that would accelerate or delay payments of such compensation except as permitted under Treasury Regulations under Code Section 409A.

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25.       Specified Employees. Notwithstanding anything in this Agreement to the contrary, if the Company or any member of its controlled group (as defined in Internal Revenue Code Sections 414(b) or (c)) has any stock that is traded on a public securities market and Executive is a "specified employee" within the meaning of Treasury Regulation Section 1.409A-1(i) (or any successor thereto) on Executive's termination of employment, any payments hereunder triggered by Executive's termination of employment and that are not separation pay under Treasury Regulations Section 1.409A-1(b)(9) or short-term deferral pay or otherwise exempt from Code Section 409A, shall not begin to be paid until the earlier to occur of Executive's death or the date that is six months and one day after Executive's termination of employment, and at that time, Executive will receive in one lump sum payment all of the severance payment that would have been paid to Executive during the first six months following Executive's termination of employment. The Company shall determine, consistent with any guidance issued under Code Section 409A, the portion of severance payments that are required to be delayed, if any.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company and Executive have duly executed and delivered this Agreement as of the day and year first above written.

                                                                              INDUSTRIAL SERVICES OF AMERICA, Inc.

By:      /s/ Vince Tyra

Name: Vince Tyra

Title: Chairman of the Board

                                                                              EXECUTIVE:

By:      /s/ Todd L. Phillips

                                                                              Todd L. Phillips

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Annex A

FORM OF RSU AWARD AGREEMENT

INDUSTRIAL SERVICES OF AMERICA, INC.

RESTRICTED STOCK UNIT

GRANT AGREEMENT

Name of Employee:	PARTICIPANT NAME (“Employee”)
Grant Date:	GRANT DATE
Number of Restricted Stock Units:	NUMBER OF AWARDS GRANTED

This agreement (this “Agreement”) is subject to the following terms and to all of the terms of the Industrial Services of America, Inc. 2009 Long Term Incentive Plan, as amended (the “Plan”). In the case of any conflict between this Agreement and the Plan, the Plan shall control. A copy of the Plan is attached, and any capitalized terms used but not defined in this Agreement shall have the meaning given them in the Plan.

                 Grant of Restricted Stock Units.  Subject to the terms and conditions of this Agreement and the Plan, as of the date noted above (the “Grant Date”), the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Industrial Services of America, Inc. (the “Company”) hereby grants to Employee the number of restricted stock units set forth above (the “RSUs”). Each RSU constitutes a right that Employee (or, in the event of Employee’s death before payment, the executor, administrator, or other personal representative of Employee’s estate) will receive one share of Stock if Employee vests in the RSUs pursuant Section 4, 5, or 6 hereof. There are no other rights provided to Employee (or Employee’s estate or any other person) under any of the RSUs.

                 Transfer Restriction. Until the delivery of shares of Stock with respect to the RSUs in accordance with the terms of this Award, neither the RSUs nor the Stock to be issued upon vesting of the RSUs may be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of, other than by will or pursuant to the applicable laws of descent and distribution (to the extent permitted by applicable law and the Plan).  Any attempted sale, transfer, pledge, exchange, hypothecation or other disposition of the RSUs or the Stock to be issued upon vesting of the RSUs not specifically permitted by the Plan or this Award shall be null and void and without effect.

                 Investment Representations.  Employee understands that upon delivery of shares of Stock with respect to the RSUs in accordance with the terms of this Award, (i) the shares of Stock to be delivered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and are “restricted securities” within the meaning of Rule 144 under the Securities Act, (ii) the shares of Stock to be delivered cannot be sold, transferred, or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available, and (iii) in any event, the exemption from registration under Rule 144 will not be available for at least six months from the issuance date of the Stock and unless the other terms and conditions of Rule 144 are satisfied.

                 Vesting and Payment. Except as provided in Sections 5 and 6 below regarding Termination of Service or a Change of Control, and unless the RSUs are previously forfeited pursuant to the Plan or this Agreement, the RSUs will vest if and to the extent that Employee remains continuously employed by the Company for the entire Service Period. The Company shall cause its transfer agent to issue the shares of Stock with respect to the RSUs to Employee promptly upon vesting, but not later than 30 days after vesting of the RSUs in accordance with this Section 4. For purposes of this Agreement, the “Service Period” means the 36-month period beginning on the Grant Date and ending on the third anniversary of the Grant Date.

                 Termination of Service Before the End of the Service Period.  For purposes of this Agreement, “Termination of Service” shall be deemed to have occurred at the close of business on the last day on which an employee is carried as an active employee on the records of the Company. In the event of Employee’s Termination of Service before the end of the Service Period, the following provisions shall apply:

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5.1              Except as expressly provided below in Section 5.2 or Section 7, in the event of Employee's Termination of Service for any reason before the end of the Service Period, the RSUs held by Employee and not yet vested shall be automatically forfeited by the Employee as of the date of Employee’s Termination of Service.  Neither the Employee nor any of the Employee’s successors, heirs, assigns or personal representatives shall have any rights or interests in any RSUs that are so forfeited.

5.2              Notwithstanding Section 5.1, if Employee experiences a Termination of Service during the Service Period as the result of (i) death, (ii) Disability (as defined below), or (iii) termination of employment by the Company at any time without Cause (as defined in Employee’s employment agreement as of the Grant Date) (each, a “Qualifying Termination”), a pro rata portion of Stock with respect to the RSUs shall be issued as set forth below:

5.2.1               In the event of a Qualifying Termination before completion of the Service Period, the number of RSUs to be settled and paid in Stock shall be determined as follows: (i) the number of RSUs subject to the Award that have not yet vested shall be multiplied by (ii) a service fraction, the numerator of which is the number of full months the Employee was employed or rendering services following the Grant Date through the date of Employee’s Termination of Service, and the denominator of which is 36, the number of months in the Service Period.  For purposes of calculating a “full month,” Employee shall be deemed to have been employed a “full month” if he is employed or rendering services on the 21st day of the month. The Company shall deliver the shares of Stock with respect to the RSUs to Employee (in the case of Employee’s Disability) or to the executor, administrator, or other personal representative of Employee’s estate (in the case of Employee’s death) within 30 days of the date of the Qualifying Termination. Any RSUs that do not vest in accordance with the foregoing provisions of this Section 5.2.1 shall terminate and be forfeited as of the date of the Qualifying Termination.

5.2.2              “Disability” means a condition of Employee which, by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least 12 months: (a) makes Employee unable to engage in any substantial gainful activity; or (b) as a result of which Employee is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. If at any time a physician appointed by the Company or its agent or insurer, or the Social Security Administration, makes a determination with respect to Employee’s Disability, that determination shall be final, conclusive, and binding upon the Company, Employee, and their successors in interest.

                 Change of Control.  In the event a Change of Control which also constitutes a change in ownership or effective control or a change in ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code (a “409A Change”) occurs before both completion of the Service Period and before a Termination of Service, the number of RSUs subject to this Award that have not yet vested shall vest and become nonforfeitable on the date of such 409A Change. Each such vested RSU shall be paid by delivery within 45 days following such 409A Change of the same consideration that each Company shareholder receives in connection with such 409A Change, or, at the Compensation Committee’s option, in cash based on the Fair Market Value received by shareholders of record for Stock in the 409A Change.

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                 Tax Withholding.  The Company shall withhold from wages otherwise due, or retain from any payment to Employee in respect of the RSUs, or take such other action which Company deems necessary to satisfy any income or other tax withholding requirements as a result of the vesting of RSUs and issuance of Stock related thereto.  Unless an affirmative election is made by Employee before the end of the Service Period (or Change of Control, if earlier) to (i) remit already-owned shares of Stock, (ii) remit a cash payment, (iii) have amounts debited from other wages due, or (iv) some combination thereof, Employee shall be deemed to have elected to satisfy any federal and state tax withholding requirements through a reduction in the number of shares of Stock issuable upon vesting, equal to their Fair Market Value based on the amount of withholding taxes reasonably estimated by the Company to be due upon vesting. A form of withholding election, which may be used to notify the Company of Employee’s election to pay the tax withholding by one of the means set forth above, is attached hereto as Exhibit A.

                 Definitions.  Unless provided to the contrary in this Agreement, the definitions contained in the Plan and any amendments thereto shall apply to this Agreement.

                 Restrictions Imposed by Law.  Notwithstanding any other provision of this Agreement, Employee agrees that the Company will not be obligated to deliver any shares of Stock if counsel to the Company determines that such exercise, delivery or payment would violate any law or regulation of any governmental authority or any agreement between the Company and any national securities exchange upon which the Stock is listed. As a condition to the settlement of the RSUs, the Company may require Employee to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.

                 No Shareholder Status; No Dividends.  Employee shall have no rights as a shareholder with respect to any RSUs or shares of Stock under this Agreement until such shares of Stock have been duly issued and delivered to Employee. Except for adjustments made as provided in subsection 4.2(e) of the Plan, no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of other rights of any kind or description whatsoever respecting the shares of Stock before such issuance.

                  Delay in Payment to Specified Employees. Notwithstanding anything herein to the contrary, the date of delivery of the Stock (or cash in lieu thereof if required hereby) to Employee shall be delayed if payment would otherwise be required hereunder after Termination of Service (other than on account of death) and before 6 months have elapsed from the date of the Termination of Service, if the Employee is a Specified Employee and the circumstances of payment require delay under 409A of the Code (i.e., the award is not a short-term deferral or otherwise exempt from 409A of the Code). “Specified Employee” shall have the meaning given in Treas. Reg. § 1.409A-1(i) (or any successor thereto) using the prior calendar year as the determination period.

                  Provisions Consistent with Plan. This Agreement is intended to be construed to be consistent with all applicable provisions of the Plan, which is incorporated herein by reference. Employee acknowledges receipt contemporaneously herewith of a copy of the Plan, and Employee represents that he is familiar with the terms and provisions thereof and hereby accepts the Award herein subject to all the terms and provisions thereof. Employee acknowledges that nothing contained in the Plan or this Agreement shall (a) confer upon Employee any additional rights to continued employment by the Company or any corporation related to the Company; or (b) interfere in any way with the right of the Company to terminate Employee’s employment at any time. In the event of a conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall prevail.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set forth in the preamble hereto, but actually on the dates set forth below.

INDUSTRIAL SERVICES OF AMERICA, INC.

By:                 ___________________________________

Title:              ________________________

Date:              ________________________

EMPLOYEE:

_____________________________________

Name:

(acknowledging receipt and conditions set out above)

Date:  _______________________________

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EXHIBIT A

Withholding Election for RSUs that are Vesting

INSTRUCTIONS: If you want shares that would otherwise vest to be deemed tendered back to the Company in an amount equal (based on their Fair Market Value on the vesting date) to the withholding due, and the net number of vested shares issued in your name, you do not need to submit this form. If you prefer to satisfy your withholding obligation in a different way, please check the appropriate line below and return this form with any required other materials (cash or check, or a stock power or other stock certificates, if you elect Method No. 1 or No. 2 in whole or part).

Depending on the choice elected, cash or other documents need to accompany the election.  The amount remitted or withheld will be a reasonable estimate of the tax withholding obligations due by reason of the vesting of the RSUs, and your notice must acknowledge and allow debit from your next paycheck any reconciliation of that estimate to the exact tax withholding due, as soon as such amount is precisely calculable by the Company.

Method No. 1

____

I elect to pay the taxes due by tendering other shares of Company stock that I already own.  Attached is a stock certificate, signed on the back to tender, or a stock power to authorize the transfer agent to transfer the shares that I think will be sufficient to pay the withholding, based on the actual market value of the shares at the close of the market on the vesting date, and a ___%[1] withholding rate.  If any more or less tax withholding is due, I authorize the Company to reconcile the value of the shares I have tendered and either issue me a check for the difference, or take the additional taxes due from my next paycheck. If the stock certificate is for more shares than needed, the certificate will reflect tender of only the whole number of shares sufficient for such withholding.

Method No. 2

____

I elect to pay withholding in cash. Attached is a check for __%[2] of the value of the shares that are vesting as of the latest close of the market before I submitted this form.  I understand that the Company will determine the actual market value of the shares at the close of the market on the vesting date, and if any more or less tax withholding is due, will reconcile that amount by either issuing me a check for the difference, or taking the additional taxes due from my next paycheck, and I authorize that deduction.

Method No. 3

____

I authorize the Company to withhold the taxes related to this vesting of RSUs from my next regular paycheck. I understand that, if one paycheck will not be large enough to cover these taxes and all other regular deductions, the Company will debit any difference by issuing to me fewer than the total number of vested shares (the number subtracted will depend on the amount of taxes still due and the Fair Market Value of the shares on the vesting date).

Method No. 4

____	I elect a combination of the above methods, as follows (please describe):
________________________________________________________________
________________________________________________________________

SIGNATURE OF EMPLOYEE:              __________________________________________

DATE:                                                      __________________________________________

1              Consult with the Company's payroll department regarding the required withholding rate in effect, at the time this election is made, and insert that percentage here.

2              See footnote 1

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Annex B

FORM OF OPTION AWARD AGREEMENT

INDUSTRIAL SERVICES OF AMERICA, INC.

NON-INCENTIVE

STOCK OPTION AGREEMENT

Name of Employee:	PARTICIPANT NAME (“Optionee”)
Grant Date:	GRANT DATE
Number of Shares Subject to Options:	NUMBER OF SHARES
Option Price Per Share:	$__________________

This agreement (this “Agreement”) is subject to the following terms and to all of the terms of the Industrial Services of America, Inc. 2009 Long Term Incentive Plan, as amended (the “Plan”). In the case of any conflict between this Agreement and the Plan, the Plan shall control. A copy of the Plan is attached, and any capitalized terms used but not defined in this Agreement shall have the meaning given them in the Plan.

1.                  Grant of Non-Incentive Stock Options.  Subject to the terms and conditions of this Agreement and the Plan, as of the date noted above (the “Grant Date”), the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Industrial Services of America, Inc. (the “Company”) hereby grants to the Optionee an option (the “Option”) to purchase all or any part from time to time of the number of shares of Stock set forth above. The exercise price (the “Option Price”) hereunder is the Option Price Per Share set forth above, which is not less than 100% of the Fair Market Value of a Share on the Grant Date.

2.                  Transfer Restriction. Until the delivery of shares of Stock following exercise of the Option in accordance with the terms of this Award, the Stock to be issued upon exercise of the Option may not be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of. Any attempted sale, transfer, pledge, exchange, hypothecation or other disposition of the Option or the Stock to be issued upon exercise of the Option not specifically permitted by the Plan or this Award shall be null and void and without effect.

3.                  Investment Representations.  Optionee understands that upon delivery of shares of Stock pursuant to the exercise of this Option in accordance with the terms of this Award, (i) the shares of Stock to be delivered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and are “restricted securities” within the meaning of Rule 144 under the Securities Act, (ii) the shares of Stock to be delivered cannot be sold, transferred, or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available, and (iii) in any event, the exemption from registration under Rule 144 will not be available for at least six months from the issuance date of the Stock and unless the other terms and conditions of Rule 144 are satisfied.

4.                  Vesting, Exercise and Expiration of Option. Subject to the earlier termination of the Option as provided in Section 5 of this Agreement or as otherwise provided in this Agreement or the Plan, the Option shall vest and become exercisable as follows:

Vesting Date	% of Option Shares
1st Anniversary of Grant Date	33.33%
2nd Anniversary of Grant Date	33.33%
3rd Anniversary of Grant Date	33.33%

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4.1       During the Option Period (as defined in Section 4.3 below), the Optionee may exercise portions of the Option by written notice, which shall:

            (i)         state the election to exercise the Option, the number of shares of Stock in respect of which it is being exercised, and the Optionee’s address and Social Security Number;

            (ii)        contain such representations and agreements, if any, as the Committee may require concerning the holder’s investment intent regarding such shares of Stock;

            (iii)       be signed by the Optionee; and

            (iv)       be in writing and delivered in person or by certified mail to the Compensation Committee.

4.2       Payment of the full Option Price for shares of Stock upon which the Option is exercised, plus any income, shall accompany the written notice of exercise. Payment may be made either in cash or by check acceptable to the Company. Optionee shall also satisfy withholding requirements pursuant to Section 7 of this Agreement. The Company shall cause to be issued and delivered to the Optionee the certificate(s) representing such shares of Stock promptly following the receipt of notice and payment described above.

4.3       Once exercisable with respect to a number of shares of Stock, the Option shall remain exercisable with respect to that number of shares of Stock (subject to reduction for exercise) until the fifth anniversary of the Grant Date (the “Option Period”), subject to such shorter period as might apply under Sections 5 of this Agreement and under the Plan. The Option expires and terminates at the end of the Option Period. The Optionee’s unexercised right to purchase shares of Stock shall cumulate and carry-over to subsequent twelve-month periods, subject to the five-year exercise period.

5.                  Exercise After Termination of Service. After an Optionee’s Termination of Service, an Option may be exercised only with respect to the number of shares of Stock which the Optionee could have acquired by an exercise of the Option immediately before the Termination of Service, but in no event after the expiration date of the Option as specified in Section 4.  The right to exercise will expire at the earlier of the expiration of the Option Period or one year after the Optionee’s Termination of Service.  Any Option exercised under this Section may be exercised by the legal representative of the estate of the Optionee or by the person or persons who acquire the right to exercise such Option by bequest or inheritance.  If the Compensation Committee determines in the particular case that there was Cause for Termination of Service, the right to exercise the Option shall immediately terminate upon Termination of Service.

            For purposes of this Agreement, “Termination of Service” shall be deemed to have occurred at the close of business on the last day on which an employee is carried as an active employee on the records of the Company. For purposes of this Agreement, “Cause” shall mean the Optionee’s (i) willful failure to substantially perform such Optionee’s reasonably assigned duties; (ii) repeated gross negligence in performing such Optionee’s duties; (iii) illegal conduct in performing such Optionee’s duties; (iv) willful actions contrary to the Company’s interest; (v) repeated refusal to comply with the reasonable and lawful instructions of management of the Company or a subsidiary; or (vi) violation of the obligations imposed on the Optionee under any confidentiality or solicitation covenants to which the Optionee is bound under the terms of this Agreement or otherwise; provided, however, that if Optionee has an employment agreement in place with the Company, the definition of “Cause” in the Optionee’s employment agreement will apply.

6.                  Change of Control. Consistent with Section 5 of the Plan, upon the occurrence of a Change of Control, this Option shall become fully exercisable and will expire if not exercised by the date set by the Company, communicated to Optionee, and allowing Optionee at least 15 days after notice to exercise the Option.

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7.         Tax Withholding.  The Company shall withhold from wages otherwise due, or retain from any payment to Optionee in respect of the shares of Stock issuable upon vesting, or take such other action which Company deems necessary to satisfy any income or other tax withholding requirements as a result of the exercise of the Option and issuance of Stock related thereto. Unless Optionee submits payment for the required withholding or elects, with the Company’s consent, payroll withholding, Optionee shall be deemed to have elected to satisfy any federal and state tax withholding requirements through a reduction in the number of shares of Stock issuable upon vesting, equal to their Fair Market Value based on the amount of withholding taxes reasonably estimated by the Company to be due upon vesting.

8.         Definitions.  Unless provided to the contrary in this Agreement, the definitions contained in the Plan and any amendments thereto shall apply to this Agreement.

            9.         Restrictions Imposed by Law.  Notwithstanding any other provision of this Agreement, Optionee agrees that the Company will not be obligated to deliver any shares of Stock upon exercise of this Option if counsel to the Company determines that such exercise, delivery or payment would violate any law or regulation of any governmental authority or any agreement between the Company and any national securities exchange upon which the Stock is listed. As a condition to the issuance of shares of Stock upon exercise of this Option, the Company may require Optionee to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.

10.       No Shareholder Status; No Dividends.  Optionee shall have no rights as a shareholder with respect to any shares of Stock under this Option until such shares have been duly issued and delivered to Optionee. Except for adjustments made as provided in subsection 4.2(e) of the Plan, no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of other rights of any kind or description whatsoever respecting the shares of Stock before such issuance.

11.       Option Exempt from 409A. The Option is designed and intended to be exempt from 409A of the Code. Any adjustment under Section 4.2(e) of the Plan shall not provide any enhancement of value of the Option in order to ensure the continued exemption, provided that the Company does not warrant any tax treatment and in no event shall the Company be liable for any additional tax, interest or penalty that may be imposed on Optionee by 409A of the Code or for damages for failing to comply with 409A of the Code.

12.       Provisions Consistent with Plan.  This Agreement is intended to be construed to be consistent with all applicable provisions of the Plan, which is incorporated herein by reference. Optionee acknowledges receipt contemporaneously herewith of a copy of the Plan, and Optionee represents that he is familiar with the terms and provisions thereof and hereby accepts the Award herein subject to all the terms and provisions thereof.  Optionee acknowledges that nothing contained in the Plan or this Agreement shall (a) confer upon Optionee any additional rights to continued employment by the Company or any corporation related to the Company; or (b) interfere in any way with the right of the Company to terminate Optionee’s employment at any time. In the event of a conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall prevail.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set forth in the preamble hereto, but actually on the dates set forth below.

                                                                        INDUSTRIAL SERVICES OF AMERICA, INC.

By:       ___________________________________

Title:    ___________________________________

Date:    ___________________________________

OPTIONEE:

_________________________________________

Name:

(acknowledging receipt and conditions set out above)

Date:  ___________________________________

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